                                                                      Exhibit 21

     Subsidiaries of the Registrant as of October 31, 2006, are as follows:

                                       Jurisdiction of
Name of Subsidiary                     Incorporation
--------------------------             ---------------

Collins I Holding Corp.                Delaware, USA
Collins Industries, Inc.(1)            Missouri, USA
BNS Co.                                Delaware, USA
BNS INTERNATIONAL, LTD.(2)             Cayman Islands
Detroit Combustion Systems, Inc.       Delaware, USA

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(1) = Held through Collins I Holding Corp.
(2) = Held through BNS Co.